Exhibit 99.1

COX RADIO, INC.	NEWS

FOR IMMEDIATE RELEASE

COX RADIO ANNOUNCES SHARE REPURCHASE AUTHORIZATION

ATLANTA, August 29, 2005 — Cox Radio, Inc. (NYSE: CXR) today announced that its Board of Directors has authorized a share repurchase program through which Cox Radio, from time to time, may repurchase up to $100 million of its Class A common stock in the open market or through privately negotiated transactions, with the amount and timing of repurchases to be determined by the Company’s management.

Robert F. Neil, President and CEO stated: “Cox Radio’s strong free cash flow generation has allowed us to de-lever and strengthen our balance sheet considerably over the last several years. This share repurchase program provides us with flexibility in the use of our free cash flow and an attractive vehicle for enhancing shareholder value.”

As of June 30, 2005, Cox Radio had 42.1 million shares of Class A common stock outstanding. Cox Radio has no obligation to repurchase shares under the Board’s authorization, and the timing, actual number and price of shares that are purchased will depend on a number of factors, including the market value of Cox Radio’s Class A common stock. Cox Radio may suspend or discontinue this repurchase program at any time.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 79 stations (66 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Forward-Looking Statements

Statements in this release are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are statements that relate to Cox Radio’s future plans, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, our ability to execute our Internet strategy effectively, and other risk factors described from time to time in Cox Radio’s filings with the Securities and Exchange Commission. Cox Radio assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Contact:
Analysts and Investors	Analysts,Investors, Press or Media
Neil Johnston	John Buckley/Jonathan Lesko
Vice President & Chief Financial Officer	BrainerdCommunicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310